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                                                                      EXHIBIT 16


                           [LETTERHEAD OF KPMG LLP]


October 19, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for ScanSource, Inc. and, under the date of August 16, 2000, we reported on the consolidated financial statements of ScanSource, Inc. as of and for the years ended June 30, 1999 and 2000. On October 19, 2000, our appointment as principal accountants was terminated. We have read ScanSource, Inc.'s statements included under Item 4 of its Form 8-K dated October 19, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with ScanSource, Inc.'s statement that the change was recommended by the audit committee and approved by the full board of directors and we are not in a position to agree or disagree with ScanSource, Inc.'s statement that Deloitte & Touche LLP was not engaged regarding the application of accounting principles to a specified transaction or type of audit opinion that might be rendered on ScanSource, Inc's financial statements.

Very truly yours,

/s/ KPMG LLP

KPMG LLP